Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Ming Shing Group Holdings Limited

We consent to the inclusion in the foregoing Registration Statement of Ming Shing Group Holdings Limited and its subsidiaries (collectively the “Company”) on the Form F-1 of our report dated on December 23, 2022 (except for the effects of the Second, Third and Fourth Surrendered Shares disclosed in Note 1, Note 12 and Note 13 as to which the date is June 23, 2023), relating to our audits of the accompanying consolidated balance sheets of the Company as of March 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two- year period ended March 31, 2022.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

June 23, 2023